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On July 11, 2016, Plains GP Holdings, L.P. (“PAGP”) and Plains All American Pipeline, L.P. (“PAA”) announced that they had entered into a definitive agreement with PAA GP Holdings LLC, Plains All American GP LLC, Plains AAP, L.P. (“AAP”), and PAA GP LLC (“PAA GP”), pursuant to which, among other things, PAA will issue common units representing limited partner interests in PAA to AAP and will assume the outstanding debt under AAP’s credit facility in exchange for (i) AAP’s direct interest in the incentive distribution rights of PAA; and (ii) AAP’s indirect interest in the economic rights associated with PAA GP’s interest in PAA (the “Simplification Transaction”). On July 12, 2016, PAGP and PAA held a webcast conference call (the “Conference Call”).  Set forth below are (a) the written transcript of the Conference Call and (b) slides presented at the Conference Call.

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PAA / PAGP Simplification Transaction Conference Call July 12, 2016 www.plainsallamerican.com NYSE: PAA & PAGP 1

PAA / PAGP Simplification Transaction Conference Call Tuesday, July 12, 2016 Ryan Smith: Thanks, Caroline. I’d like to welcome everyone to the Plains All American Pipeline and Plains GP Holdings simplification transaction conference call. The slide presentation accompanying today’s call is posted on our website at www.plainsallamerican.com and can be found within the News & Events and Conference Call sections of our Investor Relations page. Today’s call will include forward-looking statements. Please refer to our latest filings with the SEC for a list of important factors that could cause PAA’s actual results to differ materially. Today’s presentation will also include references to non-GAAP financial measures, such as adjusted EBITDA. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures can be found under the Investor Relations and Financial Information section of our website. Throughout today’s call we will refer to Plains All American Pipeline, L.P. by its ticker symbol of “PAA”, our privately held general partner entity Plains AAP, L.P. as “AAP” and Plains GP Holdings by its ticker symbol of “PAGP”. Today’s call will be chaired by Greg Armstrong, Chairman and CEO. Also participating in the call will be Al Swanson, Chief Financial Officer. Additional members of PAA Senior Management including Harry Pefanis, President, Willie Chiang, Chief Operating Officer, U.S., Richard McGee, General Counsel, and Jeremy Goebel, VP Acquisitions and Strategic Planning are present and available for the Q&A portion of today’s call. With that, I will turn the call over to Greg. Greg Armstrong: Thanks, Ryan. Good morning and thanks for joining us. As we discussed at our May 25th Investor Day event, an evaluation of a potential simplification transaction between PAA and its general partner has been underway for several months involving the PAA and PAGP boards, the three largest owners of our general partner: Kayne Anderson, EMG and Oxy, and PAA management. Page 1 of 6 Conference Call Script

Before I discuss the specifics, I want to address a few key elements of the process itself. The simplification evaluation was very much focused on how to best position Plains to be the most competitive and successful over the long-term taking into consideration a variety of scenarios regarding the long-term outlook for the crude oil and NGL segments of the energy industry and their impacts on PAA’s business. During our May 25th Investor Day presentation, we shared our views on several industry scenarios and also highlighted several observations regarding a potential simplification, including the fact that: • PAA’s GP and LP structure’s unique within the MLP universe and while that made for a more complex analysis, it provided us with more tax efficient flexibility than is generally available to a typical GP - LP structure; • We approached the analysis with a clear bias for a non-taxable transaction and retaining our existing flow through tax structure; and • Our analysis involved a detailed assessment of PAA’s future performance, opportunities, and financial considerations under various industry scenarios and the impact of alternative structures on our equity and debt stakeholders. PAA and PAGP each have a diverse set of equity holders and this process has spanned several months. During that time period, we received a number of different suggestions on how to simplify or not simplify PAA and PAGP. To be sure, there was no clear consensus on an optimal solution. There was one aspect, however, that was generally common among most of the suggestions we received, which was to have PAGP remain in place as a separate entity through which investors that preferred PAGP’s 1099 tax reporting structure and other attractive tax attributes could continue to invest indirectly in PAA’s business. With that brief introduction, let me address the transaction announced last night. After much analysis and deliberation, the parties reached an agreement to simplify Plains’ structure in a way that we believe best positions PAA to capitalize on attractive growth opportunities and to manage its business over the long term. The transaction involves gives and takes for both the general partner and limited partners and includes important economic and non-economic considerations and is a transaction we believe is fair to all stakeholders. As outlined on slide 4, PAA will acquire the economic rights associated with the 2% general partner interest and incentive distribution rights in PAA from AAP in exchange for 245.5 million PAA common units and the assumption at closing of AAP’s outstanding debt, which is currently $593 million. Upon closing, PAA will have 643 million common units outstanding and 63 million Series A Preferred units outstanding and AAP’s pro forma ownership will equate to a 34.8% interest in PAA. The implied total transaction value is approximately $7.2 billion. PAA will issue 0.3755 units for each AAP Class A and B unit and IDRs and the economic rights associated with the 2% general partner interest in PAA will be cancelled. PAA and PAGP also announced yesterday that although the second quarter distributions payable in August will remain unchanged as compared to the prior quarter, effective with the third quarter Page 2 of 6 distribution payable in November, PAA intends to pay a quarterly distribution of $0.55 per common unit, or $2.20 on an annualized basis. This equates to a 21% reduction to PAA’s current quarterly distribution level. Giving effect to the simplification transaction, but excluding the effect of PAGP’s reverse split which I will discuss in a moment, this equates to an effective quarterly distribution for PAGP of $0.2065 per Class A share, or $0.8260 on an annualized basis, representing an 11% reduction to PAGP’s current distribution level. Without the pro forma impact of the transaction, but taking into account the adjusted PAA common unit distribution level, the estimated quarterly distribution payable to the holders of PAGP Class A shares for the third quarter of 2016 would have been approximately $0.14 ($0.56 annually), which would have been a 39% reduction. Importantly with respect to PAA’s distribution coverage and credit profile, the revised distribution levels result in an annualized reduction in PAA’s cash distributions of approximately $320 million. Continuing on to slide 5, closing is subject to the approval of a majority of PAGP’s Class A and B shareholders voting together as one class, which will be solicited at a special meeting to be held prior to closing. A proxy statement will be filed with the SEC and mailed to all of PAGP’s Class A and B shareholders prior to the special meeting. We have already received voting agreements in support of the transaction from PAGP shareholders representing a majority of the outstanding PAGP Class A and B shares. The transaction has been approved by both the PAA Conflicts Committee and the PAGP Board, both of which received a fairness opinion from their respective financial advisors. Importantly, this transaction represents a partnership-to-partnership exchange, which is therefore expected to be non-taxable. PAA and PAGP received a tax opinion that the transaction is generally not expected to be taxable to PAA or its equity holders (including AAP). In addition, the transaction is generally not expected to be taxable to PAGP or its shareholders. Additionally, the transaction will not, by itself, trigger a technical termination at PAA. Effective with the closing of the transaction, PAA and PAGP will be governed by a unified board structure. PAGP shareholders and PAA common and preferred unitholders will have the right to participate in the election of directors under this unified governance structure. Previously, the private owners of AAP maintained the exclusive right to select directors until their collective ownership fell below 40%. The first meeting to elect directors is expected to occur during 2018. The directors of this unified board will have oversight over both PAA and PAGP and consist of ten members, six of whom are independent board members, three designated board members and the CEO, all of which are current board members of the general partners of PAA or PAGP. The existing PAA management team will continue in their current roles. PAGP and its current Up-C structure will be retained and PAGP will remain as a publicly traded security. As of July 8, PAGP owned approximately 267 million Class A units of AAP, or 42% of AAP’s 641 million Class A units, which represents an approximate 41% economic interest. We believe that PAGP has the potential for being an attractive vehicle for future equity issuances given the pre-tax economic parity with PAA units and the benefit of generating 1099s rather than K-1s for investors. Continuing to slide 6, in connection with the closing of the transaction, AAP will execute a reverse split to adjust the number of its outstanding units to equal the number of PAA common units held by AAP. Page 3 of 6

Simultaneously, PAGP will also execute a reverse split to adjust the number of PAGP Class A shares outstanding to equal the number of AAP units it owns following AAP’s reverse split. This split will result in the issuance of one unit or share, as applicable, for each 2.663 units or shares outstanding of AAP and PAGP, respectively. The important thing to note is that the end result will be for PAGP to indirectly own 100.3 million PAA common units and PAGP will have 100.3 million outstanding Class A shares. Accordingly, a holder of a split adjusted PAGP Class A share will indirectly own one share of PAA. Holders of AAP Class A units other than PAGP will continue to have the right to exchange their AAP ownership and related voting rights for a PAGP Class A share on a one-for-one basis or, alternatively, to redeem such ownership and related rights for their proportionate share of PAA common units held by AAP. To facilitate economic and governance alignment across the entities, an omnibus agreement will be executed among PAGP, AAP and PAA, where PAA will agree to reimburse all costs and expenses of AAP and PAGP, other than income taxes, and take other steps that will help maintain economic parity between the equity owners of PAGP and PAA, excluding income tax attributes. We anticipate filing an initial proxy statement in August and expect the transaction to close in the fourth quarter of this year. As outlined on slide 7, this transaction accomplishes several important objectives for PAA and its stakeholders, including PAGP. Eliminating the IDRs immediately reduces PAA’s incremental cost of equity capital, which we believe will improve PAA’s relative valuation and enhance PAA’s ability to deploy incremental capital to fund growth and demonstrates our strong commitment to maintaining PAA’s investment grade credit ratings. From the standpoint of PAA’s distribution coverage and credit profile, the distribution reset re-establishes positive annualized coverage and we have refined PAA’s distribution coverage policy to target a minimum annual distribution coverage of 1.15 times. The transaction simplifies PAA’s capital structure, improving alignment between equity classes and reducing the complexity of the partnership structure, thereby enhancing transparency for debt and equity investors. It results in a simplified and unified governance structure that provides all public equity holders the right to participate in the election of directors. Finally, although simplified, the existing flexibility of the structure will be maintained while allowing for greater trading liquidity. With the exception of PAA’s assumption of AAP debt, this is an equity-for-equity transaction that significantly increases PAA’s shareholder base while maintaining PAA’s ability to raise equity in the C-Corp market through PAGP. With that, I will hand the call over to Al to walk through a few other details related to the transaction. Al Swanson: Thanks, Greg. Slide 8 contains an illustration of the simplified pro forma structure. While the current legal structure will remain essentially unchanged, the improved alignment of interest effectively results in one MLP security and one C-Corp security with pre-tax economic parity between the securities with both entities governed by a unified board of directors. Page 4 of 6

Slide 9 contains transaction sources and uses as well as a pro forma capitalization and EPU tables. The takeaway here is that there are very few moving parts. PAA will issue units in exchange for the GP’s IDRs and the economic rights associated with the 2% general partner interest in PAA and will utilize credit facility borrowings to pay transaction costs and assume the debt held at AAP, which is currently $593 million. The AAP credit facility will be terminated. From an accounting standpoint, the transaction will increase PAA’s long-term debt by $606 million and decrease PAA’s partners’ capital by $606 million. The bottom right table illustrates PAA’s pro forma EPU calculation for the first quarter of 2016, which reflects that despite an increase in the number of common units outstanding, PAA’s net income per common unit will increase as a result of a larger allocation of net income to PAA common unitholders following the elimination of PAA’s IDRs. As summarized on slide 10, we do not anticipate this transaction to have any material change to PAGP’s tax benefits. As of March 31st , PAGP had a deferred tax asset of $1.9 billion. Upon closing of the transaction, we continue to anticipate that cash distributions to PAGP holders will be treated as a “return of capital” until there are positive earnings and profits for income tax purposes at the PAGP entity level, which we estimate will be eight plus years from today. Further, we continue to expect that PAGP will not pay corporate income taxes for ten-plus years. With that, I will hand the call back over to Greg. Greg Armstrong: Thanks, Al. We believe the transaction announced today positions PAA to manage its business over the long term while maintaining healthy distribution coverage and delivering attractive distribution growth from our existing asset base and opportunity set and better positions PAA to capitalize on attractive incremental growth opportunities in the coming years Along those lines, as noted in our distribution release yesterday, we currently forecast that PAA’s 2016 annual performance will be in line with the guidance we provided in early May, which targeted midpoint adjusted EBITDA of $2.175 billion. Based on that performance assumption, pro forma distribution coverage for 2016 would be around 105% --taking into account the simplification, the distribution reset and paying the preferred distribution in kind. This level of coverage compares favorably to the full year distribution coverage provided during our first quarter earnings call of 86%. Looking beyond 2016, we believe that contributions from completing our ongoing capital project program, including step ups in minimum volume commitments combined with the simplification and distribution reset to $2.20 per common unit should position PAA to make solid progress toward our targeted minimum distribution coverage level of 115%, facilitate incremental investments and position PAA to resume attractive levels of future distribution growth. Before we open the call up for questions, let me comment on how we arrived at the distribution reset level. In assessing the appropriate distribution reset level we considered a large number of factors. The three biggest factors included: Page 5 of 6

1. We only wanted to reset the distribution one time and therefore we closely scrutinized the level of coverage under various performance scenarios; 2. The impact of the distribution level on our leverage; and 3. Managing the impact on our equity holders that rely on the distribution. With respect to the first issue, we essentially modeled the reset to the $2.20/unit under each of the three industry recovery cases that we discussed at our May 25th investor day. Under even the most conservative or pessimistic of the three cases —which was scenario C or what we called lower for longer internally, the $2.20 distribution level provided an acceptable coverage, and even had some room for additional deterioration without resulting in negative coverage. On the second issue, the two main considerations for deleveraging PAA was to first make sure our distribution level was not continuing to add to leverage as a result of negative coverage and second for rising cash flows resulting from our project completions and increasing MVC commitments to lower our debt to ebitda ratios. We certainly considered reducing the distribution below the $2.20 level to assess the beneficial impacts on our leverage, but concluded that resetting it to $2.20 per unit in connection with achieving simplification was the most appropriate. For illustration, a $0.10 incremental reduction in the distribution level would equate to a reduction in our annual distribution or cash savings of ~$65 million. Thus after 5 years, leverage would be reduced by around $300 million. Alternatively, given the immediate benefits to our equity cost of capital associated with the elimination of the IDRs and simplification, a very modest use of the ATM market would enable PAA to reduce leverage by a similar amount in a much faster time frame, while the impact to PAA’s DCF per unit and distribution coverage would be very small at roughly only $0.01 per unit. Combining those two factors with our third objective of managing the impact of a distribution reset on our equity holders, we believe a reset to the $2.20 per unit distribution level in conjunction with the execution of the simplification transaction is a very prudent and appropriate decision. As I mentioned during my opening comments, we received a number of different suggestions on how to best simplify or not simplify PAA and PAGP and that there was no clear consensus on an optimal solution. Accordingly, we realized we could not make everyone happy all the time. However, we did listen and evaluate the suggestions we received and believe we arrived at a very fair and appropriate simplification solution. Thank you for your attendance today and for the support you have provided Plains and the management team over the years. With that, operator, we are now ready to open up the call for questions. Page 6 of 6

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-07-12 Event Description: Business Update Call Market Cap: 11,677.38 Current PX: 29.36 YTD Change($): +6.26 YTD Change(%): +27.100 Bloomberg Estimates - EPS Current Quarter: 0.137 Current Year: 1.174 Bloomberg Estimates - Sales Current Quarter: 5288.500 Current Year: 21908.235 attendance today, and for the support you provided to Plains and the management team over the years. And with that, operator we are ready to open the call up for questions. Q&A Operator All right. I'll give instructions. [Operator Instructions] We will go the line of Christine Cho with Barclays. Please go ahead. <Q - Christine Cho>: Good morning everyone. Congrats on the deal. <A>: Thank you. <Q - Christine Cho>: I appreciate your comments on coverage, and how you got to the cut level. How should we think about growth going forward? Should we assume you stay flat at current distribution levels until you've got into above 1.15 times. Or is there a thinking that you'd like to build some more coverage above that? <A>: I think Christine it's --that what you lined out is the safe assumption. Clearly, we have three different scenarios that we shared at the Analyst Day, and none of us know here at Plains or we don't think anybody else in the industry exactly what we're going to face. What we think we've done has set a very prudent and appropriate course, and we're well positioned as a result of the growth from our --completion of our capital projects in MVCs to see cash flow rising in 2017. We obviously don't have 2017 guidance out there. We typically provide that in November of each year on our third quarter conference call and intend to do that this year. Once we have that out there that will provide some better clarity. But for right now, we believe the best thing to do is make sure we've got a strong capital structure, a good positive coverage and continue to provide the insights through our comments as to the visibility for growth not only through the projects that we have right now, but also through what we believe will be a fairly robust industry recovery once drilling does pick up. <Q>: Okay. Thanks for that. And then with PAA assuming AAP's debt of roughly $600 million, how should we think about debt at AAP going forward? Is that an entity that you would prefer to keep that free now? <A>: Yes. Our intent would be that there would be no debt up in the GP entity. <Q>: And given that the preferred only gets 50% equity treatment by the credit rating agencies, what was the thinking behind leaving the preferred out there instead of just taking that out with the simplification as well? <A>: Well, it's obviously had involved two parties agreeing to something. I mean, we view it as equity, I think the rating agency view it as, as you pointed out, 50% debt and 50% equity, but I think they view it as different than if it was truly 50% debt and 50% equity. The preferred however is negotiated forward and received the right to stay in a preferred position. Their distribution level at $2.10 means they're earning about $0.10 year-over-year less amount. Obviously, at the point in time that they chose to convert, they'll have the opportunity to step up to the higher distribution level. So, from our perspective, we treated it as if it's a 100% equity because that's way we view it. <A>: And clearly at a point when it does convert at least for rating agency viewpoints, there'd be a rapid deleveraging at that point based on... <Q>: Okay. Thank you. <A>: Thank you. Operator And next, we'll go to the line of Shneur Gershuni with UBS. Please go ahead. Page 6 of 12

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-07-12 Event Description: Business Update Call Market Cap: 11,677.38 Current PX: 29.36 YTD Change($): +6.26 YTD Change(%): +27.100 Bloomberg Estimates - EPS Current Quarter: 0.137 Current Year: 1.174 Bloomberg Estimates - Sales Current Quarter: 5288.500 Current Year: 21908.235 <Q - Shneur Z. Gershuni>: Hi. Good morning, guys. Nice to finally see a conclusion to the whole simplification process. <A>: We agree. <Q - Shneur Z. Gershuni>: It looks like your bonds are tightening or trading tighter a little this morning. I was just wondering if you can sort of talk about the credit implications, if there – if rating agencies signed off on this and I think you were just talking about with Kristine about the preferred, if they convert then it would be 100% equity, is there any indication that that might actually be the case? And when I'm – put this altogether, when do you expect to actually hit the 115 coverage ratio and to be in a position to increase returning capital to shareholders? <A>: Yeah. I'm going to let Al answer the first question, I would take the last one first just because it will stay fresh in my mind. As we look out into 2017 and we have the ability on the prefers to pick those through 2017 and I should have commented in my response to Kristine also, the preferred are not convertible until the end of 2017. So as a practical matter, we think we will see with the, we haven't given guidance generic yet on 2017, but we did if you look back at the analyst day, Al I think had a couple of slides out there on the NBC step ups and they are fairly meaningful and incremental of 2017 over 2016 and you can kind of do your own math there, but we don't think it's a long haul to get to the 115 coverage. <Q>: Yeah, correct. And – and with regard to the rating agencies, clearly we have been in discussion with them about the work on the simplification and the reset for a period of time, we expect that they would do this at the positive credit situation for both agencies. Clearly, there is one slight new ones Moody's had already incorporated the AAP debt in the PAA credit profile, S&P hadn't, they had viewed it separately. The bottom line we expected to be a positive, viewed in a positive way that both the rating agencies didn't sign-off on it, but they are – they're fully aware of what we are doing before we did it? <A>: Yeah. We try to get that concept of sign-off in the past. We don't know everybody else's ever gets there. But we certainly keep them informed. <Q>: Yeah. Sometimes they change their minds afterwards too. Sorry. As a follow-up, you reaffirmed your guidance with this announcement. When I think about production being down year-over-year, you've had a recent increase in rig activity in several different base business and so forth. How optimistic do you feel about realizing some of the operating leverage potential that you had presented at the Analyst Day? I think it was $1 billion, if I remember correctly. Do you feel more or less comfortable today about that potential? And are you able to better focus on that now with this simplification out of the way? <A>: I think it's fair to say things are developing about as we expected. We need to see a sustained level of activity in prices to be able to probably change meaningfully our outlook upwards. But our confidence level and being able to capture a big portion, if not, all of that $1 billion dollars that you mentioned is pretty higher, the question is when. And right now, I'd say, we're seeing about what we thought would play out. If you recall our different forecast cases had certain rig count assumptions in there, and we had caveat it that to the extent that were the rig count varies from what we had forecasted in the – we started-off lower than what we've forecasted. Our comment was we thought the DUCs would make up the difference, and that's what it appears to be happening right now. So we're pretty much on trend with what we forecast. So I can't say that we are more optimistic or pessimistic, but it's always more comforting when what you forecast is going to happen develops. <Q>: Right. Thank you very much guys. <A>: Thank you. Operator And our next question comes from the line of Kristina Kazarian with Deutsche Bank. Please go ahead. Page 7 of 12

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-07-12 Event Description: Business Update Call Market Cap: 11,677.38 Current PX: 29.36 YTD Change($): +6.26 YTD Change(%): +27.100 Bloomberg Estimates - EPS Current Quarter: 0.137 Current Year: 1.174 Bloomberg Estimates - Sales Current Quarter: 5288.500 Current Year: 21908.235 <Q - Kristina Kazarian>: Good morning, guys. <A>: Good morning, Kristina. <Q - Kristina Kazarian>: So, a quick clarification question first. Greg, I hear you say that, when we are talking about coverage on a go-forward basis, that even in scenarios the given the distribution cut we don't – you don't forecast stepping below one time coverage at all? <A>: That is correct. We and again I am referring to the three forecast we had a scenario A, B and C at the Analyst Day and if you recall scenario C was, what we – we were internally referred to as lower for longer, it was pretty draconian. And we tested the 220 against that and concluded not only did it cover it, but it covered it with even some room for further deterioration in that. Obviously, for three years from now in that lower for longer scenario we are going to get a lot of new data points to figure how to forecast, but we – the combination of our project completions and the NBC step ups that we had provided a significant buffer against a bad answer even in that lower for longer scenario. <Q - Kristina Kazarian>: Perfect, that helps. And then just a clarification on the rating agency side, based on your conversations with them, given the coverage is higher now, any sense on like the likelihood of may be getting off negative outlook that either or maybe even getting an upgrade? <A>: What I would say is that we wouldn't want to try to speculate or put words in their mouth with regard to actions that won't be prudent. Clearly, we think both agencies will do that, the steps that we are taking with the reset and importantly elimination of the IDR to make our cost of equity capital more competitive will be a positive, but clearly the amount of the reset isn't an immediate material reduction in leverage. So, I would rather let them speak for themselves in that. <Q>: Perfect. And last one from me. When I'm looking at slide seven when you guys talk about some of the strategic rational and the lower cost of capital, can you may be talk about any different strategy following the simplification process or thoughts you guys have on maybe how you are going to capture some new opportunities with this. <A>: Well. I think what we've done is we've cleared the decks to be able to be an active participant to use our competitive synergies before we were entered – we eliminated the disadvantage. We think Kristina, we have the absolute best crude oil platform out there. There are some incremental opportunities both along the organic growth side and then we think there is going to be on the consolidation side. And we think as a result of this and obviously the market has to speak over time, but the removal of the IDRs certainly lowers our incremental cost of equity capital. We think it will help improve our valuation, and therefore we would have improved access to capital to be able to capture those. The types of opportunities that we will be chasing will be very disciplined, but they will be very accretive to us and we wouldn't do and we think there are these opportunities where it's accretive to us and wouldn't be that somebody else put it, because of our operating synergies, given level playing field on cost of capital and we think we just level that playing field. <Q>: Perfect. Thanks guys and a nice shovel in getting the transaction done. <A>: Thank you. Operator Our next question comes from the line of Michael Blum with Wells Fargo. Please go ahead. <Q - Michael Blum>: Thank you. Good morning. One, just maybe this is a technical question. So I make sure I understand it that the private owners have AAP. Are they – they have the option to convert into the PAGP or PAA or they are forced to convert? That is my first question. Page 8 of 12

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-07-12 Event Description: Business Update Call Market Cap: 11,677.38 Current PX: 29.36 YTD Change($): +6.26 YTD Change(%): +27.100 Bloomberg Estimates - EPS Current Quarter: 0.137 Current Year: 1.174 Bloomberg Estimates - Sales Current Quarter: 5288.500 Current Year: 21908.235 <A>: They have the option. They can either – they already have the right Michael to exchange their AAP units for PAGP shares. So they continue to have that right. What we also did is they have the right to effectively redeem their AAP shares --excuse me, units for an equivalent number of PAA common units in which case they would just become part of the PAA unit flow and PAGP's ownership at AAP would step up to the extent that there was somebody that took a different exit there. <Q - Michael Blum>: Okay. <A>: Michael that you could see somebody sit in AAP for a long period of time, 10 years. There's no requirement that they do either. <Q - Michael Blum>: Okay. Under the same mechanism, is it in place where as in AAP, all their converts to PAGP, PAGP captures that step-up and it could potentially increase the length of the tax shield? <A>: Depending on the price it will be, right. They'll still have that ability and they'll still get the step-up in basis with whatever the market there, the unit is at the time of conversion. <A>: But Michael, keep in mind that a lot of the tax asset up there was created at a higher price. So technically what you just said works and it will work, but on a per share basis up there, if at today's prices it would actually be dilutive on a per share basis. <Q - Michael Blum>: Okay. And then the last question for me is just trying to understand from a balance sheet perspective, how you're thinking about things. So from a rating agency calculation perspective, it looks like you are sort of performing in the low five times area. In terms of – I guess what is your goal in terms of where you want to get the balance sheet from a debt EBITDA standpoint, either looking at it from the way you guys calculated or the way the rating agencies calculate it. <A>: That's probably easier to describe it on how we calculate it and our long-term debt to adjusted EBITDA range of three-and-half to four times. We haven't wavered I think, we – Greg commented here on the call that we remain committed to it, clearly we are above at bringing AAPs debt on to our balance sheet will increase that and actually eliminate a little bit of the adjustments between us and the agencies, but clearly we are targeting to get back into that range, it will take some time. We do look at and basically use metrics that would allow us to convert that to – the way Moody's looks at it or S&P looks at it. So, Moody's post this transaction would be roughly a 0.8 turn differential, so if we were at the midpoint of our range and adjusted it for what Moody's had we would be well on side of what they want us to see, you can read what they have wrote as an example, they want to see that where we have got a clear path to trend below on those basis 5.5 turns before the end of 2017, we think they expect that, we expect to accomplish that. But we look at it both ways. <A>: Yeah I think the big driver again that's mentioned little bit on when I talked about how we came to the conclusion of said it 220, we clearly have some flexibility to add some incremental debt reduction through very modest amounts of the issuance of equity, and then the most improvement driver is going to be the cash flow step-up as we finish these projects, and we also have existing projects to have – that's already been completed, that have step-ups associated with MVC from investment grade and very highly – high value credit customers. So, passage of time is going to have a significant impact on our deleveraging. We're not waving it all on our 3.5 times to 4 times debt to EBITDA commitment based on how we calculated. And as Al or somebody mentioned earlier, as the preferred convert – for us it will be a non-credit the way we calculated, but it will be a fairly meaningful credit event for the rating agencies. <Q>: Right. Thank you very much. <A>: Thank you. Operator And next we'll go to the line of John Edwards with Credit Suisse. Please go ahead. Page 9 of 12

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-07-12 Event Description: Business Update Call Market Cap: 11,677.38 Current PX: 29.36 YTD Change($): +6.26 YTD Change(%): +27.100 Bloomberg Estimates - EPS Current Quarter: 0.137 Current Year: 1.174 Bloomberg Estimates - Sales Current Quarter: 5288.500 Current Year: 21908.235 <Q - John Edwards>: Yeah. Good morning, everybody, and congrats on this. Just Greg and Al, I'm just wondering about the target leverage given – there are some others that have eliminated the GP and IDRs and such and they generally are targeting higher metrics at this point, more or like to say into the mid to high-4s and so I'm just curious the metrics you're targeting are usually typical where you still have the GP present. And so, I'm just thinking why – are you – will there be a consideration to target a higher leverage metric? And then also how are you thinking about that in addition to the coverage metric for resume – resumption of distribution growth? <A>: Yeah. So, we were clear to point out, our distribution coverage is a minimum of 1.15 times. If the market, let's say we are having meaningful step ups in cash flow, it doesn't mean that we are going to automatically manage down to a 1.15 coverage. We may stay higher coverage if the market is not really commanding the level of growth. And we obviously need to look at our peers and relative positioning because it's all about trying to manage effectively your cost to capital and retention of cash flow is the answer we raise the distribution, but it wouldn't impact the unit price, it's better to retain that cash flow, but it is to distribute and not get credit for it. I think the combination of the 1.15 times minimum coverage and the debt metrics that we are adhering to the 3.5 to 4, again we are not wavering from those, we believe that's what it takes for us to be successful long-term, is the optimal level of leverage. The idea there being obviously that you can move up toward the upper end of that range during challenging times and then when things are pretty good, you should be moving towards the lower end of that range. You shouldn't be levering out just because you can within that range. The idea is to have a range that works through the cycle. This is a pretty abnormal cycle that came in the middle of a fairly significant expansion program, so we are above it right now. We are going to bring it back down below it. And we don't think that it is necessarily going to have a big adverse impact on our ability to grow the distribution because having removed the IDRs, that was the big overhang, John, is that for us to grow 6% or 7% distribution growth compared to a peer that is also growing 6% or 7%, but didn't have an IDR, we had to peddle about 50% or 60% times faster just to stay even on that level of growth. So, we will have that ability for that incremental coverage that we are not having to pay out to the IDRs, to have an attractive mid single digits level of growth and be able to maintain a very flexible balance sheet. <Q>: Okay. Except – maybe I take it offline. I just mean we are modeling that you're not going to get your leverage down to this 3.5 times to 4 times range for a number of years. And so would you still grow the distribution even though you're well above those leverage metrics, even if you're above the 1.1 times? <A>: Well, it'd be a combination of coverage as I mentioned already, if you just take $300 million example to an extremely go $600 million, it's going to have an impact of $0.02 on the distribution coverage or DCF per unit and yet you would knock-off fairly that would be a 0.25 of return on leverage. So I think there is more levers to pull that PAA's available to it now than we did before. So yeah I think the model has to be showed the dynamic nature of the changing markets and the growing cash flow that we have, and again you're dealing with your hands, pat, a little bit behind your back as we haven't provided 2017 guidance, and obviously, we have our views on what that looks like internally normally we update that in November, would expect to do so this coming November as well. <Q>: Okay, fair enough. I'll leave it there. Thank you so much. <A>: Thank you. Operator And next we'll go to the line of Jerren Holder with Goldman Sachs. Please go ahead. <Q - Jerren Holder>: Thanks. Good morning. Just one follow-up question. How does this change if at all, how you're viewing asset sales. Do you need to do any more versus your original plan. Just given where you are in terms of your leverage metric? Page 10 of 12

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-07-12 Event Description: Business Update Call Market Cap: 11,677.38 Current PX: 29.36 YTD Change($): +6.26 YTD Change(%): +27.100 Bloomberg Estimates - EPS Current Quarter: 0.137 Current Year: 1.174 Bloomberg Estimates - Sales Current Quarter: 5288.500 Current Year: 21908.235 <A>: We really don't see a change in our plans on asset sales, the ones we've identified for sale we're feeling good about the valuations that we're seeing. We've selected the ones that are non-core that make sense in a good market or a bad market in the case that the assets we're selling right now, there are more demand-pull driven assets, so they are not influenced by, let's say the apathy about whether production is going to grow or not. So, we will follow through with the assets, sales plans, where we'll continue to look at ways if somebody want to pay us more than what we've got, are able to generate an REM, that could actually slightly increase a little bit as we go forward, but it's just a matter of pruning appropriately to balance your asset base and your capital structure. <Q>: All right. Thanks. That's it for me. Operator And next we'll go to the line of Sunil Sibal with Seaport Global Securities. Please go ahead. <Q - Sunil K. Sibal>: Hi. Good morning guys. And congrats on the transaction. <A>: Thanks, Sunil. <Q - Sunil K. Sibal>: Most of my questions have been answered, but just one clarification. I think in the past, you guys talked about looking at the third rating agency, in case you have to do that. Now that you've announced the transaction, I was wondering, is that still kind of a consideration as you think about your credit ratings going forward? <A>: Yeah, I mean, not much difference than what we commented at our Investor Day on this. We've analyzed and thought through what they should bring to the table for us. We think they do good work. The question becomes, we truly believe and fully expect to retain both investment grade ratings at S&P and Moody's. And so we're trying to get our head around, whether the third rating agency or credit agency report would be a benefit, a meaningfully benefit relative to the cost. So, again, we – while we recognized we are on a negative outlook with Moody's, we fully expect to retain investment grade ratings at both of them level, but we are fully aware of the benefit of the two or three concept for bond holders. So, we're still – we haven't committed one way or the other. <A>: Yeah. I might just point out that similar to the simplification suggestions we got, we've gotten a diverse set of suggestions from bond holders as to whether we should or should not add a thorough rating agency. There is no clear consensus on that either. So, I think what Al summarized very appropriately is we are just looking at the cost benefit. We will continue to monitor that carefully. <Q>: Got it guys. Thank you. That's all I had. Operator And next we'll go to the line of Justin Jenkins with Raymond James. Please go ahead. <Q - Justin Jenkins>: Thanks, guys. Looks like we have covered most everything I had and forgive me if I missed it, but Greg when you mentioned earlier the 105% pro forma coverage for 2016, was that contemplating picking the preferred units or was that paying them up cash? <A - Greg L. Armstrong>: That was contemplating the pick. I think without the pick it's real close to one-to-one just slap the underneath I think. <Q - Justin Jenkins>: And 1.15 times on a go forward, would that be the similar case I would presume picking it? <A - Greg L. Armstrong>: Yeah. Well, yeah, through 2017 <Q - Justin Jenkins>: Right. Page 11 of 12

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-07-12 Event Description: Business Update Call Market Cap: 11,677.38 Current PX: 29.36 YTD Change($): +6.26 YTD Change(%): +27.100 Bloomberg Estimates - EPS Current Quarter: 0.137 Current Year: 1.174 Bloomberg Estimates - Sales Current Quarter: 5288.500 Current Year: 21908.235 <A - Greg L. Armstrong>: We have the ability to pick it through 2017, and they don't have the ability to convert until after 2017. So, obviously as our cash flows grow throughout the rest of this year in 2017, we don't expect in 2018 and beyond and would be backed or we believe will be attractive distribution growth. <Q - Justin Jenkins>: Perfect. Appreciate the answers guys. Thanks. <A - Greg L. Armstrong>: Thank you. Operator And next, we'll go to the line of Andrew Baird with J.P. Morgan. JP Morgan, excuse me. Please go ahead. <Q - Andrew Baird>: Hi. Good morning. On return of capital, how are you evaluating share buybacks versus distribution or dividend increase? <A>: Right now, that's not on our menu of things we are considering. I do would point out whether we are – I don't know its three, four, five years in the future if we see the cash flow increases are able to capture some of the market recovery opportunities that we believe our system can deliver uniquely to the crude oil system to us. If the markets clearly not, given this is much credit in value three years to four years now, that certainly is an option that we didn't have before because we're adding our structure. But right now, it's not on our menu of considerations. <Q>: Thank you. <A>: Thank you. Operator And there are no further questions queued up at this time. Please continue. Unverified Participant Again, I want to just thank everybody for their continued support and the comments we received. It did make a difference on how we viewed striking the right balance in the simplification transaction, and we appreciate everybody getting up early this morning to attend this call. So, thank you. Operator And that does conclude your conference for today. Thank you for your participation and for using AT&T executive teleconference service. You may now disconnect. This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided "as is", without express or implied warranties of any kind. Bloomberg retains all rights to this transcript and provides it solely for your personal, non-commercial use. Bloomberg, its suppliers and third-party agents shall have no liability for errors in this transcript or for lost profits, losses, or direct, indirect, incidental, consequential, special or punitive damages in connection with the furnishing, performance or use of such transcript. Neither the information nor any opinion expressed in this transcript constitutes a solicitation of the purchase or sale of securities or commodities. Any opinion expressed in the transcript does not necessarily reflect the views of Bloomberg LP. © COPYRIGHT 2016, BLOOMBERG LP. All rights reserved. Any reproduction, redistribution or retransmission is expressly prohibited. Page 12 of 12

Forward-Looking Statements & Non-GAAP Financial Measures Disclosure Except for the historical information contained herein, the matters discussed in this presentation consist of forward-looking statements, including statements regarding the timing and expected benefits and impact of the Simplification Transaction. These forward-looking statements are based on PAGP’s and PAA’s current views with respect to future events, based on what we believe to be reasonable assumptions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of PAGP and PAA, including the satisfaction of the conditions precedent to the closing of the Simplification Transaction. You should read PAGP’s and PAA’s Annual Reports on Form 10-K for the year ended December 31, 2015 and their most recently filed Quarterly Reports on Form 10-Q for a more extensive list of factors that could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. PAGP and PAA undertake no obligation to revise any forward-looking statements to reflect events or circumstances occurring after today’s date. This presentation also contains non-GAAP financial measures relating to PAA, such as adjusted EBITDA. A reconciliation of these measures to the most directly comparable GAAP measures is available in the Investor Relations section of PAA’s and PAGP’s website at www.plainsallamerican.com, select “PAA” or “PAGP,” navigate to the “Financial Information” tab, then click on “Non-GAAP Reconciliations.” www.plainsallamerican.com NYSE: PAA & PAGP 2

Additional Legal Notices Additional Information and Where to Find It The Simplification Transaction will be submitted to the shareholders of PAGP for their consideration, and PAGP will file with the SEC a proxy statement to be used by PAGP to solicit the required approval of its shareholders in connection with the Simplification Transaction. PAGP also plans to file other documents with the SEC regarding the proposed Simplification Transaction. INVESTORS AND SECURITY HOLDERS OF PAGP ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SIMPLIFICATION TRANSACTION. Security holders may obtain free copies of the proxy statement and other documents containing important information about PAGP, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PAGP will be available free of charge on PAGP’s website at ir.pagp.com or by contacting PAGP’s Investor Relations Department at (866) 809-1291. Participants in the Solicitation PAGP and the directors and executive officers of its general partner (“PAGP GP”), and PAA and the directors and executive officers of the general partner of the sole member of its general partner, Plains All American GP LLC (“GP LLC”), may be deemed to be “participants” in the solicitation of proxies from PAGP’s shareholders in connection with the Simplification Transaction. Information about the directors and executive officers of PAGP GP is set forth in PAGP’s Annual Report on Form 10-K and information about the directors and executive officers of GP LLC is set forth in PAA’s Annual Report on Form 10-K, which were each filed with the SEC on February 25, 2016, and PAGP’s and PAA’s subsequent Quarterly Reports on Form 10-Q. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that PAGP intends to file with the SEC. www.plainsallamerican.com NYSE: PAA & PAGP 3

Transaction Summary (1 of 3)

Plains All American Pipeline, L.P. (PAA) to acquire the economic rights associated with the 2% general partner (GP) interest and incentive distribution rights (IDRs) in PAA from Plains AAP, L.P. (AAP) for 245.5 million common units and to assume AAP's debt, currently $593 million

- **Following closing, PAA will have ~643 million common units outstanding (~706 million units including PAA's Series A preferred units).**
- **AAP's pro forma ownership in PAA of 245.5 million units will equate to 34.8% on a fully diluted basis**
- **Transaction value ~$7.2 billion (closing anticipated 4Q16)**
- **Implied exchange ratio of 0.3755 PAA units for each AAP Class A unit**
- **PAA's IDRs and the economic portion of PAA's 2% GP interest will be permanently cancelled**
- **PAA intends to pay a third quarter distribution of $0.55 per common unit ($2.20 annualized) payable in November 2016 (corresponding pro forma distribution for PAGP Class A shares of $0.2065, or $0.8260 annually based on current Class A shares outstanding)**
  - ✓ Distribution represents a 21% reduction for PAA and 11% reduction for PAGP on a pro forma basis (absent transaction, PAGP reduction would have been ~39%)
  - ✓ Second quarter distributions payable in August 2016 will remain unchanged from prior quarter paid in May – PAA $0.70 per common unit and PAGP $0.231 per Class A share
  - ✓ Annualized reduction in cash distributions of ~$320 million

	PAA			AAP		
Summary of Transaction	Elimination of Economic GP Interest / IDRs			Receives 245.5 million PAA common units		
	Status Quo	Distribution Reset	Simplification	Status Quo	Distribution Reset	Simplification
Q3 Distribution *(% Reduction)*	$0.70	$0.55 *(~21%)*	$0.55 *(~21%)*	~$0.23	~$0.14 *(39%)*	~$0.21 *(11%)*[(1)]

(1) If the Simplification Transaction has not closed by the November 2016 distribution payment date, a true-up mechanism will be exercised to make a special distribution to AAP unitholders and PAGP Class A shareholders as if the Simplification Transaction had closed.

www.plainsallamerican.com | NYSE: PAA & PAGP

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Transaction Summary (2 of 3) Closing is subject to the approval of a majority of PAGP’s Class A and B shareholders voting together as a single class, which will be solicited at a special meeting to be held prior to closing. A proxy statement will be filed with the SEC and mailed to shareholders. PAGP shareholders representing a majority of the outstanding PAGP Class A and B shares have already entered into voting agreements in support of the transaction. Transaction has been approved by PAA’s Conflicts Committee and the PAGP Board Have received tax opinion that transaction is generally not expected to be taxable to PAA or its equity holders (including AAP). Transaction is also not expected to be taxable to PAGP or its shareholders. Appropriate steps have been taken to ensure this transaction will not, by itself, trigger a technical termination at PAA PAGP shareholders and PAA common and preferred unitholders will have the right to participate in the election of directors under a unified board governance structure Previously, PAA common unitholders did not participate in the election of directors, and PAGP Class A shareholders would only participate following a reduction in ownership of the private GP owner group to below 40% Unified Board of Directors will have oversight over PAA and PAGP – will consist of 10 members (6 independent members, 3 designated representatives and the Chief Executive Officer) The Board of Directors will consist of current board members of the general partners of PAA and PAGP PAA management team will continue in their current roles PAGP and its UP-C structure will remain in place. PAGP currently owns approximately 42% of the Class A units of AAP (41% of the economic interest) www.plainsallamerican.com NYSE: PAA & PAGP 5

Transaction Summary (3 of 3) At closing, AAP will execute a reverse split to adjust the number of outstanding AAP units to equal the number of PAA common units held by AAP. Simultaneously, PAGP will also execute a reverse split to adjust the number of PAGP Class A shares outstanding to equal the number of AAP units it owns following AAP’s reverse split. PAGP will remain publicly traded and will indirectly own 100.3 million PAA common units, and a holder of a split-adjusted PAGP Class A share will indirectly own 1 unit of PAA Holders of AAP Class A units other than PAGP will continue to have the right to Exchange AAP ownership and related rights for a PAGP Class A share on a one-for-one basis; or alternatively, redeem AAP ownership and related rights for a proportionate share of PAA common units held by AAP Omnibus agreement between PAGP, AAP, and PAA providing for certain economic alignment provisions whereby PAA will reimburse all costs and expenses of AAP/PAGP other than income taxes (effectively maintaining 1-to-1 economic parity between PAA and PAGP, excluding income tax considerations) Summary timeline Initial filing of Proxy Statement – August 2016 Transaction expected to close in 4Q16 www.plainsallamerican.com NYSE: PAA & PAGP 6

Strategic Rationale & Benefits

Lower Cost of Capital	▪ Elimination of IDRs reduces PAA's incremental cost of equity capital and should improve PAA's relative valuation (in-line with other simplified peers) ▪ Enhances PAA's ability to deploy incremental capital to drive future growth ▪ Demonstrates strong commitment to investment grade credit ratings
Improves Coverage & Credit Profile	▪ Reduces annual cash distributions by ~$320 million – re-establish greater than 1.00x annualized coverage ▪ Refined distribution policy – target a minimum annual coverage of 1.15x ▪ Remain committed to PAA's LT debt to adjusted EBITDA ratio target of ~3.5-4.0x
Simplifies Structure	▪ Improves alignment between LP and GP owners ▪ Reduces complexity of partnership structure and enhances transparency for debt and equity investors ▪ Simplified governance with unified board structure – PAA & PAGP unitholders/shareholders will have the right to participate in election of directors
Greater Unit Liquidity / Maintains Flexibility	▪ Equity-for-equity exchange finances ~92% of transaction value ▪ Significant increase to PAA equity shareholder base, over time improving trading liquidity for the PAA security ▪ PAGP 1099 security maintained – preserves unique tax attributes ▪ Retains ability to raise equity in "C-Corp" market through PAGP

www.plainsallamerican.com | NYSE: PAA & PAGP 7

Post Transaction Ownership & Governance Structure

Simplified Illustration Post-Reverse Split

(rounded in millions)	PAA Units & Equivalent Units	
PAGP Class A Shareholders (through AAP)	100	
AAP Private Unitholders (through AAP)	145	
		245
PAA Public common unitholders [1]		398
PAA Series A Preferred [2]		63
Total		706



PAA GP Holdings, LLC
(PAGP GP)
PLAINS GP HOLDINGS
(NYSE: PAGP)
Investors Receive 1099
Right to Exchange AAP Unit For PAGP Class A Share
Or, alternatively:
Right to Redeem AAP Unit For PAA Common Unit
Plains AAP, L.P.
(AAP)
~245 mm PAA Common Units
PLAINS ALL AMERICAN PIPELINE, L.P.
(NYSE: PAA)
Investors Receive K-1

Board of Directors
- 6 independent members
- 3 designated members (EMG, Kayne Anderson, Oxy)
- Chief Executive Officer

Public Investors
- 100.3 million PAGP Class A shares outstanding (post reverse split) [3]
- Indirectly owns 100.3 million equivalent PAA units
- Effectively pre-tax economic parity between PAGP Class A shares and PAA units
- Owns, ~41% economic interest in AAP (~14% economic interest in PAA)
- Board election voting rights

PAGP (40.8%); Private Owners & Management (59.2%)
- 245.5 million total AAP units outstanding (post reverse split) [3]
- Beneficially owns 245.5 million PAA units
- Board appointment rights and board election voting rights
- ~35% economic interest in PAA

Public Investors & Preferred Holders (65.2%); AAP (34.8%)
- Operating Subsidiaries & Assets
- 643 million Common Units outstanding
- 63 million Series A Preferred Units outstanding
- Board election voting rights

(1) PAA common units currently outstanding
(2) Includes issuance of Series A Preferred Units in connection with 2Q16 quarterly distribution payment-in-kind
(3) Pro forma AAP units to equal the number of PAA units held by AAP. PAGP adjusts number of PAGP Class A shares to equal the number of AAP units it owns following AAP's reverse split.

www.plainsallamerican.com | NYSE: PAA & PAGP 8

Sources / Uses & Pro Forma Capitalization ($ millions) Sources Amount Issue New PAA Units (1) Credit Facility Borrowings $6,606 $606 Total $7,212 Uses Amount Exchange PAA Units for GP IDRs + 2% LP Interest Transaction Costs Retire GP Debt $6,606 $13 $593 Total $7,212 ($ millions) Pro Forma 3/31/2016 Adj. 3/31/2016 Long-term Debt Partners' Capital $9,153 9,371 $606 (606) $9,759 8,765 Total Book Capitalization $18,524 $0 $18,524 (1) Assumes issuance of 245.5 million PAA units valued at the 20 day volume weighted average price of PAA’s common units on July 8th, 2016 www.plainsallamerican.com NYSE: PAA & PAGP 9 Pro Forma PAA Capitalization PAA will assume 100% of the GP debt (currently $593 million) PAA partners’ capital decreases by amount of debt assumption; equity-for-equity exchange does not result in a change in partners’ capital ($ millions, except per unit data) Pro Forma 3/31/20163/31/2016 Net Income Attributable to PAA $202 $199 Less: Distributions to Series A Preferred Units (23) (23) Less: Distributions to GP (155) - Less: Other 4 (1) Net Income Attributable to PAA common unitholders $28 $175 Diluted weighted avg. commmon units outstanding 399 644 Net income per common unit $0.07 $0.27 Pro Forma PAA EPU Calculation Sources & Uses

PAGP Positive Tax Attributes Maintained  Deferred tax asset as of 3/31/2016 was ~$1.9 B  Post simplification, we continue to anticipate: Cash distributions to be treated as a “return of capital” until there are positive earnings and profits; estimated timing 8+ years Estimate that PAGP will not pay corporate income taxes for 10+ years www.plainsallamerican.com NYSE: PAA & PAGP 10 No material change to PAGP tax benefits following simplification transaction

Q&A

Additional Information and Where to Find It

The Simplification Transaction will be submitted to the shareholders of PAGP for their consideration, and PAGP will file with the SEC a proxy statement to be used by PAGP to solicit the required approval of its shareholders in connection with the Simplification Transaction. PAGP also plans to file other documents with the SEC regarding the proposed Simplification Transaction.  INVESTORS AND SECURITY HOLDERS OF PAGP ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SIMPLIFICATION TRANSACTION.  Security holders may obtain free copies of the proxy statement and other documents containing important information about PAGP, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by PAGP will be available free of charge on PAGP’s website at ir.pagp.com or by contacting PAGP’s Investor Relations Department at (866) 809-1291.

Participants in the Solicitation

PAGP and the directors and executive officers of its general partner (“PAGP GP”), and PAA and the directors and executive officers of the general partner of the sole member of its general partner, GP LLC, may be deemed to be “participants” in the solicitation of proxies from PAGP’s shareholders in connection with the Simplification Transaction.  Information about the directors and executive officers of PAGP GP is set forth in PAGP’s Annual Report on Form 10-K and information about the directors and executive officers of GP LLC is set forth in PAA’s Annual Report on Form 10-K, which were each filed with the SEC on February 25, 2016, and PAGP’s and PAA’s subsequent Quarterly Reports on Form 10-Q. These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that PAGP intends to file with the SEC.